Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK,

SERIES B CONVERTIBLE PREFERRED STOCK

AND

SERIES A-1 CONVERTIBLE PREFERRED STOCK

OF

OUTLOOK THERAPEUTICS, INC.

Outlook Therapeutics, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST: Pursuant to Section 151(g) of the Delaware General Corporation Law (the “DGCL”) and the authority conferred upon the Board of Directors of the Company (the “Board”) in accordance with the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Charter”), the Board adopted the following resolutions with respect to the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series A-1 Convertible Preferred Stock, which resolutions have not been amended or rescinded:

RESOLVED, that none of the authorized shares of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series A-1 Convertible Preferred Stock are outstanding and none will be issued subject to their respective Certificates of Designation filed with the Secretary of State of the State of Delaware on September 8, 2017 (with respect to the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock) and July 18, 2018, as amended on March 19, 2020 (with respect to the Series A-1 Convertible Preferred Stock);

RESOLVED FURTHER, that the Chief Executive Officer and Chief Financial Officer, or any other officer or officers of the Company authorized by such officer (individually, an “Authorized Officer” and, collectively, the “Authorized Officers”) be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to execute on behalf of the Company a Certificate of Elimination of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series A-1 Convertible Preferred Stock (the “Certificate of Elimination”) and to file such Certificate of Elimination with the Secretary of State of the State of Delaware, and to take such further actions (including paying any fees) and to make such filings with the Secretary of State of the State of Delaware as may be deemed necessary or appropriate with respect to the Certificate of Elimination.

Exhibit 3.2

RESOLVED FURTHER, that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Company’s Amended and Restated Certificate of Incorporation, as amended, all matters set forth in the Certificates of Designation with respect to such Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series A-1 Convertible Preferred Stock, and all such shares of preferred stock shall be returned to the status of authorized but unissued shares of preferred stock, par value $0.01 per share, of the Company, without designation as to series.

SECOND: In accordance with Section 151(g) of the DGCL, upon the effectiveness of this Certificate of Elimination, all matters set forth in the respective Certificates of Designation for the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series A-1 Convertible Preferred Stock, are hereby eliminated from the Charter.

[Signature Page Follows]

Exhibit 3.2

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series A-1 Convertible Preferred Stock of the Company to be signed by its duly authorized officer this 13th day of May, 2024.

OUTLOOK THERAPEUTICS, INC.

By:/s/ Lawrence A. Kenyon
Name: Lawrence A. Kenyon
Title: Chief Financial Officer, Treasurer

and Secretary